Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

SERIES A JUNIOR PARTICIPATING CUMULATIVE PREFERRED STOCK

OF

THE CHEESECAKE FACTORY INCORPORATED

Pursuant to Section 151(g) of the

Delaware General Corporation Law

The Cheesecake Factory Incorporated (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

First: Pursuant to the authority expressly vested in the Board of Directors of the Company by the Restated Certificate of Incorporation of the Company, the Board of Directors of the Company previously adopted resolutions creating and authorizing the issuance of 150,000 shares of Series A Junior Participating Cumulative Preferred Stock in accordance with the provisions of the Certificate of Designation, Preferences and Rights governing the Series A Junior Participating Cumulative Preferred Stock (the “Series A Certificate of Designation”) as filed with the Delaware Secretary of State on August 18, 1998.

Second: None of the authorized shares of the Series A Junior Participating Cumulative Preferred Stock are outstanding, and none will be issued subject to the Series A Certificate of Designation.

Third: Pursuant to the authority conferred upon the Board of Directors of the Company pursuant to the Certificate of Incorporation, the Board of Directors adopted the following resolutions on July 26, 2018 approving the elimination of the Series A Junior Participating Cumulative Preferred Stock:

“RESOLVED, that none of the authorized shares of the Series A Junior Participating Cumulative Preferred Stock of this corporation (the “Series A Preferred”) are outstanding, and that none shall be issued pursuant to the Series A Certificate of Designation, Preferences and Rights governing the Series A Preferred (the “Series A Certificate of Designation”); and

RESOLVED, FURTHER, that, upon filing a Certificate of Elimination of the Series A Junior Participating Cumulative Preferred Stock in the form attached hereto as Annex A and incorporated herein by reference (the “Series A Certificate of Elimination”) with the Secretary of State of the State of Delaware, all matters set forth in the Series A Certificate of Designation with respect to the Series A Preferred shall be eliminated from the Restated Certificate of Incorporation of this corporation; and

RESOLVED, FURTHER, that each officer of this corporation be, and each of them individually hereby is, authorized and directed, jointly and severally, for and in the name and on behalf of this corporation, to prepare or cause to be prepared, execute and deliver to the Secretary of State of the State of Delaware, the Series A Certificate of Elimination, as required by the Delaware General Corporation Law in order to effect the elimination of the Series A Preferred; and

RESOLVED, FURTHER, that the each officer of this corporation be, and each of them individually hereby is, authorized and directed, jointly and severally, for and in the name and on behalf of this corporation, to execute and deliver any and all certificates, agreements and other documents, take any and all steps and do any and all things which such officer may deem in his or her sole discretion to be necessary or advisable in order to effect the purposes and intent of each and all of the foregoing resolutions; and

RESOLVED, FURTHER, that any actions taken by such officers prior to the date of these resolutions that are within the authority conferred hereby are hereby ratified, confirmed and approved in all respects as the act and deed of this corporation.”

Fourth: In accordance with Section 151(g) of the DGCL, the Restated Certificate of Incorporation as effective immediately prior to the filing of this Certificate of Elimination, is hereby amended to eliminate the third paragraph of Article FOURTH and Exhibit 1: Series A Junior Participating Cumulative Preferred Stock therefrom, with the effect that all references to the Series A Junior Participating Cumulative Preferred Stock are eliminated from the Company’s Restated Certificate of Incorporation.

Fifth: In accordance with Section 151(g) of the DGCL, the 150,000 shares that were designated as Series A Junior Participating Cumulative Preferred Stock hereby are returned to the status of authorized but unissued shares of the Preferred Stock of the Company, without designation as to series.

Sixth: This Certificate of Elimination is to become effective as of 8:30a.m. Eastern time on Monday, August 6, 2018.

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be acknowledged as true in its corporate name and executed by its duly authorized officer this 2nd day of August, 2018.

By:	/s/ Scarlett May
	Name:	Scarlett May
	Title:	Executive Vice President, General Counsel and Secretary